CERTIFICATE OF INCORPORATION OF

CYBERDEFENDER CORPORATION
(A DELAWARE CORPORATION)

FIRST.           The name of the corporation is CyberDefender Corporation (hereinafter referred to as the “Corporation”).

SECOND.      The address of the Corporation’s registered office in the State of Delaware is 1811 Silverside Road, City of Wilmington, New Castle County, State of Delaware 19810-4345.  The name of its registered agent at such address is Vcorp Services, LLC.

THIRD.          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.

A. Classes of Stock.    This Corporation is authorized to issue two classes of stock to be designated, respectively, as “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is one hundred ten million (110,000,000) shares, $0.001 par value. One hundred million (100,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock.

B. Rights, Preferences and Restrictions of Preferred Stock.    Shares of Preferred Stock may be issued from time to time in one or more series, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the fullest extent now or hereafter provided by law, to adopt any such resolution or resolutions. The Board of Directors may increase or decrease the number of shares of any such series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH.           The name and mailing address of the incorporator is Kevin Harris, 617 W. 7th Street, Suite 1000, Los Angeles, CA 90017.

SIXTH.          The number of directors of the corporation shall be fixed by, or in the manner provided by, the bylaws.  The right of stockholders to cumulative voting in the election of directors is expressly prohibited.  Election of directors need not be by written ballot, except and to the extent the bylaws of the Corporation shall so provide.

SEVENTH.    The Board of Directors is authorized to make, adopt, amend, alter, or repeal bylaws of the Corporation except as and to the extent provided in the bylaws and subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to make additional bylaws and to alter and repeal bylaws made by the Board of Directors.

EIGHTH.       Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by holders of record on the record date (established in the manner provided in the Bylaws) of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NINTH.          The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

TENTH.         Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be indemnified by the Corporation to the full extent then permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding.  Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article Tenth.  Such right of indemnification, if any, shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person.  The indemnification provided by this Article Tenth shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

ELEVENTH.  To the fullest extent permitted by Paragraph (7) of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise, or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements).  Each person who serves as a director of the Corporation while this Article Eleventh is in effect shall be deemed to be doing so in reliance on the provisions of this Article Eleventh, and neither the amendment or repeal of this Article Eleventh, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eleventh, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.  The provisions of this Article Eleventh are cumulative and shall be in addition to and independent of any and all other limitations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulations, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 19th day of May, 2010.

/s/ Kevin Harris
Kevin Harris, Incorporator